Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-137999, 333-163269, 333-181252 and 333-196675) pertaining to the 2014 Equity Incentive Plan, 2006 Equity Incentive Plan, 2005 Stock Plan, 1998 Stock Plan and 2004 Stock Plan for eHealth China of eHealth, Inc. of our report dated April 9, 2018, with respect to the Statement of Assets Acquired and Liabilities Assumed and related notes of Wealth, Health and Life Advisors LLC (d/b/a GoMedigap) as of January 22, 2018, included in this Current Report on Form 8-K/A of eHealth, Inc.

/s/ Ernst & Young LLP

Redwood City, California
April 9, 2018